                              ARTICLES OF AMENDMENT
                               TO THE ARTICLES OF
                                INCORPORATION OF
                         PACE ENTERTAINMENT GROUP, INC.

      Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned, an officer of PACE ENTERTAINMENT GROUP, INC. ("Corporation") executes the following Articles of Amendment to the Corporation's Articles of Incorporation.

      1. The name of the Corporation is PACE ENTERTAINMENT GROUP, INC.

      2. Article One of the Articles of Incorporation of the Corporation which has heretofore read as follows:

      "The name of the corporation is PACE ENTERTAINMENT GROUP, INC." is hereby amended so as to read as follows:

      "The name of the corporation is PACE MUSIC GROUP, INC."

      3. The above amendment was adopted by unanimous consent of the shareholders on March 11, 1991.

      4. As of the date of the adoption of the above amendment, 1,000 shares of the Corporation were outstanding and entitled to vote on the above amendment.

      5. 1,000 shares voted for the above amendment and 0 shares voted against the above amendment.

      Dated effective as of June 30, 1991.

                                     PACE ENTERTAINMENT GROUP, INC.


                                     By: /s/ Jeffry B. Lewis
                                         -----------------------------
                                     Name: Jeffry B. Lewis
                                     Title: Secretary
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                            ARTICLES OF INCORPORATION

                         PACE ENTERTAINMENT GROUP, INC.

      I, the undersigned natural person, over the age of eighteen (18) years, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopt the following Articles of Incorporation for such corporation.

                                  ARTICLE ONE.

      The name of the corporation is Pace Entertainment Group, Inc.

                                  ARTICLE TWO.

      The period of its duration is perpetual.

                                 ARTICLE THREE.

      The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act

                                  ARTICLE FOUR.

      The aggregate number of shares which the corporation shall have authority to issue, and which shall comprise its total capitalization, is one million (1,000,000) shares of common stock having a par value of $1.00 per share.

                                  ARTICLE FIVE.

      The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least ONE THOUSAND AND no/100 DOLLARS ($1,000.00), consisting of money, labor done or property actually received.

                                  ARTICLE SIX.

      The street address of the initial registered agent of the corporation is 515 Post Oak Boulevard, Suite 300, Houston, Texas 77027, and the name of its initial registered agent at such address is John A. Rubey.

                                 ARTICLE SEVEN.

      The number of directors shall be fixed in the manner provided in the bylaws of the corporation. The number of directors constituting the initial Board of Directors shall be two (2) and the name and address of such persons constituting the first Board of Directors who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualify, are:

      Sidney L. Shlenker      515 Post Oak Boulevard
                              Suite 300
                              Houston, Texas 77027

      Allen J. Becker         515 Post Oak Boulevard
                              Suite 300
                              Houston, Texas 77027

                                 ARTICLE EIGHT.

      To the fullest extent permitted by applicable law, no director of the corporation shall be liable to the corporation or any of its shareholders for monetary damages for an act or omission in the director's capacity as a director. To the fullest extent permitted by applicable law, the corporation shall indemnify and advance expenses, prior to the final disposition of the proceeding, to a director, and may, upon the determination of the board of directors, indemnify and advance expenses, prior to the final disposition of the proceeding, to an officer, employee, agent or person who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, who was, is or is threatened to be made a defendant or respondent in any proceeding.

                                  ARTICLE NINE.

      The name and address of the incorporator is:

                   Daniel L. Cohen
                   Sewell & Riggs
                   800 MCorp Plaza
                   333 Clay Avenue
                   Houston, Texas 77002-4086

                                  ARTICLE TEN.

      The right of cumulative voting of shares is hereby expressly prohibited.

                                 ARTICLE ELEVEN.

      No shareholder of the corporation shall have any preemptive right to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right, option or warrant to subscribe to or acquire shares, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the corporation.

      IN WITNESS WHEREOF, I have signed these Articles of Incorporation on this 31st day of May, 1989.

                                  Incorporator:


                                  /s/ Daniel L. Cohen
                                  -----------------------------
                                  Daniel L. Cohen


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